EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96467) pertaining to the 1988 Stock Option Plan and the 1997 Share Incentive Plan of IOMED, Inc. of our report dated August 5, 2005, except for paragraph 5 of Note 11, as to which the date is August 31, 2005, with respect to the consolidated financial statements of IOMED, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

Salt Lake City, Utah

September 22, 2005